Exhibit 99.1

CONTACT:
Heather A. Rollo	Richard Land, Dave Jacoby
Chief Financial Officer	Jaffoni & Collins Incorporated
702/263-2583	212/835-8500 or pgic@jcir.com

PROGRESSIVE GAMING CLOSES SENIOR CREDIT FACILITY AND CONVERTIBLE NOTE OFFERING

LAS VEGAS – August 15, 2008 – Progressive Gaming International Corporation (NASDAQ: PGIC) (“the Company”), announced today that it has closed the Senior Credit Facility and Convertible Note Offering transactions previously disclosed. On August 4, 2008, the Company entered into a Credit Agreement (as amended, the “Credit Agreement”) with respect to a senior secured credit facility (the “Senior Credit Facility”) with Private Equity Management Group Financial Corporation (“PEM”), consisting of (i) a revolving loan of up to $12.5 million (the “Revolving Loan”) and (ii) a term loan of $15.0 million (the “Term Loan”) and a Note and Warrant Purchase Agreement with International Game Technology (“IGT”), pursuant to which the Company has issued Senior Secured Convertible Notes (the “Convertible Notes”), in the principal amount of $15 million (the “Convertible Note Offering”).

The Company used the proceeds of the $15 million Convertible Notes and $15 million Term Loan as well as $1.8 million under the Revolving Loan to repay in full the principal and interest on the Company’s previously outstanding $30 million of 11.875% Senior Secured Notes as well as expenses related to these transactions.

About Progressive Gaming

Progressive Gaming is a leading supplier of integrated casino and jackpot management system solutions for the gaming industry worldwide. This technology is widely used to enhance casino operations and drive greater revenues for existing products. Progressive Gaming is unique in the industry in offering casino management and progressive systems in a modular yet integrated solution. Products include multiple forms of regulated wagering solutions in wired, wireless and mobile formats. There are Progressive Gaming products in over 1,000 casinos throughout the world. For further information, visit www.progressivegaming.net.

©2008 Progressive Gaming International Corporation®. All rights reserved.